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                                                                   Exhibit 10.23
                         AGREEMENT AND GENERAL RELEASE


                  The parties to this Agreement and General Release, (the "Agreement"), entered into this 28th day of January, 2000, are Paul J. Griswold ("Employee" or "Griswold"), on one hand and Pactiv Corporation, a Delaware corporation ("Employer" or "Pactiv") on the other, sometimes referred to collectively as the "parties."

                  In consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Employer agree as follows:

                  1. Employee acknowledges that he voluntarily approached Employer and offered to resign from any and all offices and positions he holds with Employer, its direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization, including without limitation the plans described in Section 2 (the "Employer Entities" or "Pactiv Entities"). Employee further acknowledges that he was neither forced nor encouraged to resign and that he approached Employer solely on his own rather than as part of any group or group termination program. Employee understands that, as a result of his decision to resign voluntarily, he is not entitled to severance under any written severance policy of Employer. However, the parties have determined to make an exception in Employee's case and to offer him a severance package.

                  2. Effective February 29, 2000 (the "Termination Date"), Employee has voluntarily resigned from his employment and from any and all offices and positions he holds with the Employer Entities.

                  3. Subject to continuing satisfaction of the terms and conditions of this Agreement by Employee and all Employee Affiliates (as defined below), Employer shall cause the following payments and adjustments (the "Payments") to be made to and on behalf of the Employee upon the expiration of the seven-day period referred to in Section 20 hereof:

                     A payment equal to two times Employee's current annual base salary.

                     Furthermore, if enrolled in the Pactiv medical and basic life insurance plans at the Termination Date, continued coverage under the Pactiv medical and basic life insurance plans as they may be amended from time to time will be offered to Employee and Employee's eligible dependents on an optional basis with the Employee sharing the cost (after-tax basis) until February 28, 2001. Employee will remain responsible for any employee contribution required by his medical coverage choice. In the event Employee enrolls in a group medical plan of a new employer before the end of his continuation period, his new coverage will be primary and Pactiv medical coverage will be secondary as provided in the medical plan. Unless Employee is covered by another group medical plan at the expiration of the continuation period, he shall be able to continue, completely at his own expense, Pactiv medical coverage for up to an additional eighteen months under the rules applicable to COBRA coverage.

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                  Employee acknowledges and agrees that the Payments are in full and complete satisfaction of any and all liabilities or obligations Employer has or may have to Employee. The Payments shall be in lieu of any other payments, wages, cost of living adjustments, and benefits, except as expressly provided in this Agreement. If the Employee fails to execute this Agreement by February 19, 2000 (a date at least 21 days after Employee received it), or revokes or cancels this Agreement during the seven-day period referred to in Section 19, Employer shall not be obligated to make the Payments to Employee. If Employee revokes or cancels the Agreement after Employer has made any portion of the Payments, Employee shall be obligated to return to Employer all benefits and payments provided to him under this Agreement.

                  Without limiting the generality of the foregoing, it is expressly provided that, except as provided in the remainder of this Section 3, the Payments are in full and complete satisfaction of any and all liabilities or obligations which any Employer Entity, including any plan, fund or program sponsored, maintained or contributed to by an Employer Entity, has or may have to Employee under or with respect to any employee benefit plan described in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any payment or other item excluded from the definition of "employee welfare benefit plan," "employee pension benefit plan" or "employee benefit plan" under the rules of 29 C.F.R. Section 2510.3-1, 2510.3-2 or 2510.3-3, as the case may be, and any employee benefit plan described in Section 4 of ERISA.

                  Notwithstanding any other provisions of this Agreement, the Employee, and his beneficiaries and dependents as applicable, shall retain his entitlement to: (i) any and all benefits to which he is entitled under the terms of any plan maintained or contributed to by an Employer Entity which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) any continuation of health or medical coverage at the Employee's, beneficiary's or dependent's expense, to the extent required by the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  The Payments shall be subject to any and all applicable withholding and other employment taxes.

                  4. Employee acknowledges that he was privy to and received trade secret, confidential, proprietary, and other non-public information belonging to Employer Entities and agents, joint venturers, contractors, customers, vendors, and suppliers of Employer Entities ("Confidential Information"). Employee further acknowledges that this Confidential Information is not generally known, derives value from not being generally known, and that Employer Entities as well as third-party employees would be irreparably harmed if such information were intentionally or inadvertently disclosed.

                  Employee therefore agrees that he shall maintain in the strictest confidence and will not, directly or indirectly, use, intentionally or inadvertently, publish or otherwise disclose to any person or entity whatever, any Confidential Information, regardless of its form without the prior written explicit consent of Employer, to be provided by the General Counsel of Pactiv. Employee



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shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee's obligations under this Agreement with respect to Confidential Information shall extend for the period that such information is not generally known outside any of the Employer Entities for reasons other than disclosure or disclosures made by or on behalf of Employee, or for 24 months from the date of execution of this Agreement, whichever is sooner. All duties and obligations set forth in this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with those obligations arising under any agreements or documents executed by Employee during his employment with Employer. Should Employee be served with legal process seeking to compel disclosure of any such information, Employee shall notify the General Counsel of Pactiv immediately.

                  5. Employee further acknowledges that he inevitably would disclose Confidential Information, including trade secret information, should he serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or employee (where Employee's duties as an employee would involve any level of strategic, advisory, technical, creative, or other similar input) for any competitor of Employer or any other Employer Entity involved in the packaging industry.

                  6. In light of Employee's acknowledgments regarding Confidential Information set forth in paragraphs 4 and 5, and as additional consideration in return for the Payments described in Section 2, Employee agrees that, for a period of two years following the date of Employee's resignation from Employer:

                     a. Employee shall not, without Employer's express, written consent, to be provided by the General Counsel of Pactiv , directly or indirectly, by himself or for or on behalf of any other individual, business, or entity serve as director, officer, manager, supervisor, or shareholder (of other than a passive investment of less than 1% of the individual's, business', or entity's outstanding publicly-traded stock), consultant, independent contractor, representative, agent, or employee (where Employee's duties for the competitor as employee include any level of strategic, advisory, technical, creative, or other similar input) for any individual, business, or other entity that manufactures, markets, sells, supplies, or distributes products within the same market in which Pactiv currently manufactures, markets, sells, supplies, or distributes such products;

                     b. Employee shall not, without Employer's express, written consent, to be provided by the General Counsel of Pactiv , in any capacity, whether on behalf of himself or any other entity, counsel or advise any entity with whom Employee had contact, communication, knowledge, or other interaction of any kind while employed by any Employer Entity in matters directly or indirectly involving the Employer Entity;

                     c. Employee shall not, without the express, written consent to be provided by the General Counsel of Pactiv , contact any employee of any Employer Entity for purposes of recruiting or placing such individual with another employer or influencing him or her to terminate employment with any Employer Entity;



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                     d.   In the event that an employee of an Employer
Entity contacts Employee in contemplation or for the purpose of seeking employment with another employer or terminating his or her employment with such Employer Entity, Employee shall not enter into any discussions with such employee regarding that matter without Employer's express, written consent, to be provided by General Counsel of Pactiv ;

                     e. Furthermore, Employee may not directly or indirectly extend an offer of employment or cause an offer of employment to be extended to an employee or a person who within the 90 days preceding the extension of such offer was an employee of an Employer Entity without Employer's express, written consent, to be provided by General Counsel of Pactiv. Employee acknowledges that the duration and scope of each of the above restrictions and limitations (including, but not limited to, the time periods) is fair, reasonable, and necessary to protect the Employer Entities' interests, including their interests in Confidential Information set forth above. Further, Employee agrees to waive any claim to contest the reasonableness of such restrictions. Employee also acknowledges that the above restrictions and obligations will not prevent Employee from earning a livelihood or obtaining gainful employment.

                  7. Employee agrees to turn over to Employer by the Termination Date all expense reports, notes, memoranda, records, documents, Employer manuals, credit cards, pass keys, computers, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, which is kept by Employee in his possession, or is used in or pertaining to the business of Employer or any Employer Entity, including but not limited to confidential materials or information obtained by him in the course of his employment.

                  8. Except as otherwise required by law or by a court of competent jurisdiction, Employee agrees never to disclose or discuss the terms, conditions and amounts set forth in this Agreement or the discussions and negotiations that preceded it, except to his attorneys and financial advisors (collectively, the "Employee Affiliates") as necessary for the Employee Affiliates to assist him; provided, however, that Employee agrees that prior to any disclosure to an Employee Affiliate, Employee shall inform such Employee Affiliate of the confidential nature of the Agreement and the discussions and negotiations that preceded it; and provided, further, that Employee agrees that the Agreement and the discussions and negotiations that preceded it will be kept confidential by each of the Employee Affiliates except as required by law or a court of competent jurisdiction. Neither Employee, any Employee Affiliate, nor anyone else on their behalf intentionally and in public will disparage Employer or any Employer Entity, or any of their directors, officers, employees, attorneys or agents in their capacities as such. Employee will exhibit neutral to positive actions or comments regarding Pactiv.

                  9. Employee shall use reasonable efforts to provide thorough and accurate information and testimony voluntarily to or on behalf of any Employer Entity, regarding any investigation or court case initiated by or against any Employer Entity or by any government agency, but he agrees not to disclose or to discuss with anyone who is not directing or assisting in any Employer-Entity investigation or case, other than his attorney, the fact of or the subject matter of any



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investigation, except as required by law. Employee will use reasonable efforts to accommodate his schedule to cooperate with the Employer Entity and promptly provide such information. Any Employer Entity requesting information will attempt to work with Employee to arrange times that reasonably accommodate him, and such Employer Entity will reimburse Employee for commuting, parking or other similar expenses and, to the extent permitted by law, will reasonably compensate Employee for any significant imposition on his time by any Employer Entity requesting such information.

                  10. Employee agrees to take reasonable steps to insure that any statements, writing, speeches or comments that he may make, prepare or deliver, be fully consistent with his covenants under this Agreement, and that any such statements, writings, speeches or comments that in any way relate to any of the Employer Entities, or any of their attorneys, agents, employees, officers or directors, or to his employment with Employer, will be accompanied by appropriate disclaimers indicating that he is not authorized to speak on behalf of or as a representative or agent of any Employer Entity, and that any such statements, writings, speeches or comments do not in any way necessarily reflect any Employer Entity's positions.

                  11. EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES AND COVENANTS NOT TO SUE ANY EMPLOYER ENTITY AS DEFINED IN SECTION 1 HEREOF, ANY PREDECESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS AND FIDUCIARIES (ALL COLLECTIVELY, THE "RELEASED PARTES"), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTION, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, LIABILITIES, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES AND FEES WHATSOEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE OF THIS AGREEMENT (COLLECTIVELY, "CLAIMS"), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER SECTION 3 OF THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE EXCLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE AND A COVENANT NOT TO SUE THAT EXTINGUISHES ALL CLAIMS AND PRECLUDES ANY ATTEMPT BY EMPLOYEE TO INITIATE ANY LITIGATION AGAINST ANY RELEASED PARTY. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, THE RELEASED PARTY SHALL BE ENTITLED TO ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING AND SHALL BE ENTITLED



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TO RECOVER ITS ATTORNEY FEES AND COSTS OF LITIGATION FROM THE
PARTY COMMENCING OR CONTINUING THE CLAIM, INCLUDING REASONABLE COMPENSATION FOR THE SERVICES OF THE INTERNAL PERSONNEL OF THE RELEASED PARTY. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT HE IS WAIVING ALL CLAIMS RELATED TO HIS RESIGNATION AND HIS DECISION TO RESIGN AS OF THE TERMINATION DATE.

                  12. Without in any way limiting the generality of the foregoing, this Agreement constitutes a general and full release and disclaimer of all claims arising out of or relating in any way to Employee's employment or termination of employment with Employer and all other Employer Entities, whether arising under a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. ss. 1981 ("Section 1981"), the Americans With Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Worker Adjustment and Retraining Notification Act ("WARN"), Illinois Human Rights Act, all county, municipal, federal, state or other statutes, ordinances or regulations, as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, invasion of privacy, intentional or negligent infliction of emotional distress, personal or business injury, including attorneys' fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses, occurring up to and including the date of execution of this Agreement.

                  13. This Agreement constitutes the entire agreement and understanding between the parties with regard to all matters, including but not limited to Employee's employment, his voluntary resignation from Employer, payments owed to him, and the other subject matters addressed in this Agreement. This Agreement supersedes and replaces all prior commitments, negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement. This Agreement is an integrated document and the consideration stated herein is the sole consideration for this Agreement.

                  14. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of breach of this Agreement. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee or an Employee Affiliate, Employer may withhold and retain all or any portion of the Payments and shall be entitled to liquidated damages from Employee in an additional amount equal to any portion of the Payments which it so withholds and retains.

                  15. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party's reasonable attorneys' fees and reasonable compensation for the services of its internal personnel.



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                  16. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to limit or modify any term or provision of this Agreement to the extent necessary to comply with existing law and enforce this Agreement as modified.

                  17. This Agreement shall be deemed to have been executed and delivered within the State of Illinois and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to that state's rules regarding conflict of laws. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties.

                  18. The parties agree that any dispute relating to this Agreement or Employee's employment with Employer or the termination thereof shall be submitted by the parties to, and decided by, the courts in Chicago, Illinois.

                  19. This Agreement is being delivered to Employee on January 28, 2000. Employee shall have until at least 21 days after he receives the Agreement to decide whether to sign the Agreement and be bound by its terms.

                  20. In addition, the parties agree that even after signing the Agreement, Employee shall have the right to revoke or cancel it only within seven days after signing it. This cancellation or revocation can be accomplished by delivery of a written notification if Employee wishes to revoke the Agreement to RICHARD L. WAMBOLD, CHIEF EXECUTIVE OFFICER, PACTIV CORPORATION, 1900 WEST FIELD COURT, LAKE FOREST, ILLINOIS 60045. In the event that this Agreement is canceled or revoked by Employee, Employer shall have no obligation to meet the commitments described in this Agreement.

                  21. Employee acknowledges that he has been advised and encouraged by Employer to consult his own attorney prior to signing this Agreement, and that the Employee is executing this Agreement freely, knowingly and voluntarily.




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                  IN WITNESS WHEREOF, the parties have executed this Agreement on this date or dates set forth below.


PACTIV CORPORATION


By: /s/  Richard L. Wambold                        Date:  February 1, 2000
   ----------------------------------------
         RICHARD L. WAMBOLD

Its:      Chief Executive Officer
    ---------------------------------------




By: /s/  Paul J. Griswold                          Date:  February 1, 2000
   ----------------------------------------
         Paul J. Griswold




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